EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2012, with respect to the consolidated financial statements included in the Annual Report of Evolving Systems, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Evolving Systems, Inc. on Forms S-8 (File No. 333-167858, effective June 29, 2010, File No. 333-144852, effective July 25, 2007, File No. 333-141527, effective March 23, 2007, File No. 333-116085, effective June 2, 2004, File No. 333-103655, effective March 7, 2003, File No. 333-89438, effective May 31, 2002, File No. 333-61446, effective May 23, 2001, File No. 333-82473, effective July 8, 1999, File No. 333-60779, effective August 6, 1998, and File No. 333-58285, effective July 1, 1998).

/s/ GRANT THORNTON LLP
Denver, Colorado
March 30, 2012